PROSPECTUS SUPPLEMENT NO. 3	Filed pursuant to Rule 424(b)(3)
(To prospectus dated July 9, 2024)	Registration No. 333-280341

TALEN ENERGY CORPORATION

36,825,683 SHARES OF COMMON STOCK

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 9, 2024, as supplemented by Prospectus Supplement No. 1, dated August 13, 2024 and Prospectus Supplement No. 2, dated November 14, 2024 (as so supplemented, the “Prospectus”), with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 5, 2024 and December 13, 2024, respectively (the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the resale from time to time of up to 36,825,683 shares of our common stock, par value $0.001 per share (the “Common Stock”), by the selling stockholders named in the Prospectus or their permitted transferees.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any other amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus. Any information in the Prospectus that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement.
You should not assume that the information provided in this prospectus supplement or the Prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement and Prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement or the Prospectus is correct as of any time after the date of that information.
The Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “TLN”. On December 12, 2024, the last sale price of the Common Stock as reported on Nasdaq was $209.42 per share.
Investing in our securities involves certain risks, including those that are described in the section titled “Risk Factors” beginning on page 19 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 13, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 05, 2024

Talen Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37388	47-1197305
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
2929 Allen Pkwy, Suite 2200
Houston, TX 77019
(Address of principal executive offices) (Zip Code)
(888) 211-6011
(Registrant’s telephone number, including area code)
Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	TLN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
On December 4, 2024, Talen Energy Corporation (the “Company”) executed an agreement (the “Repurchase Agreement”) to repurchase (the “Repurchase”) at least $600 million (up to a $1.0 billion maximum) in aggregate purchase price of shares of the Company’s outstanding common stock, par value $0.001 per share (“Common Stock”), from affiliates of Rubric Capital Management LP (collectively, “Rubric”). Immediately prior to execution of the Repurchase Agreement, Rubric held approximately 22.3% of the Company’s outstanding Common Stock.
The Repurchase is priced at a 4% discount to a 15-day volume-weighted average price prior to the closing of the Repurchase and is conditioned on the completion of the Financing (as defined below). The Repurchase Agreement contains customary terms for this type of transaction, including but not limited to mechanics for determining the final share count and corresponding consideration to be delivered at closing, other closing mechanics, termination provisions and various acknowledgments, representations and warranties. The Repurchase is incremental to the Company’s previously announced share repurchase program, which will have approximately $1.2 billion of remaining capacity available through 2026 after the Company closes the Repurchase.
The proceeds from the Financing will be used, together with cash on hand, to fund the Repurchase, and both transactions are expected to close before December 31, 2024. Subject to market demand, the Company may increase the size of the Financing and use the additional proceeds to purchase additional shares of common stock from Rubric on the same terms as described above, or for general corporate purposes.
This description of the Repurchase Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Repurchase Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Item 7.01. Regulation FD Disclosure.
On December 5, 2024, the Company issued a press release announcing (i) its launch of a $600 million incremental term loan B financing (the “Financing”) and the expected replacement of its existing term loan C facility with a new letter of credit facility and (ii) the Repurchase described in Item 1.01 of this Current Report on Form 8-K (this “Report”). A copy of the press release is furnished as Exhibit 99.1 to this Report and is incorporated herein by reference.
The information under this Item 7.01 and in Exhibit 99.1 to this Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information under this Item 7.01 and in Exhibit 99.1 to this Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
99.1	Press Release dated December 05, 2024.
104	Cover Page Interactive Data File (cover page XBRL tags embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEN ENERGY CORPORATION
Date:	December 05, 2024	By:	/s/ Terry L. Nutt
		Name:	Terry L. Nutt
		Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 13, 2024

Talen Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37388	47-1197305
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
2929 Allen Pkwy, Suite 2200
Houston, TX 77019
(Address of principal executive offices) (Zip Code)
(888) 211-6011
(Registrant’s telephone number, including area code)
Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	TLN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
On December 13, 2024, Talen Energy Supply, LLC (the “Borrower”), a direct subsidiary of Talen Energy Corporation (the “Company”), amended its credit agreement to provide for an incremental Term Loan B credit facility (the “Credit Agreement Amendment”). Pursuant to the Credit Agreement Amendment, the Borrower obtained a new incremental tranche of $850 million aggregate principal amount of senior secured Term B loans (the “Incremental Term B Loans”).
As more fully described in Item 8.01 of this Current Report on Form 8-K (this “Report”), the Company used the proceeds from the Incremental Term B Loans, together with cash on hand, to repurchase (the “Repurchase”) shares of its outstanding common stock, par value $0.001 per share (“Common Stock”) from affiliates of Rubric Capital Management LP (collectively, “Rubric”).
The Incremental Term B Loans will bear interest at a rate per annum equal to either (1) a fluctuating rate equal to the highest of (A) the rate published by the Federal Reserve Bank of New York in effect on such day, plus 0.50%, (B) the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “Prime Rate” in the United States, and (C) Term SOFR (as defined in the Credit Agreement Amendment) for the applicable interest period plus the Applicable ABR Margin (as defined in the Credit Agreement Amendment) or (2) the relevant Applicable Term SOFR Margin (as defined in the Credit Agreement Amendment) plus the Adjusted Term SOFR Rate (as defined in the Credit Agreement Amendment).
The Incremental Term B Loans have a final maturity date of December 13, 2031, and are subject to the same representations and warranties, guarantees, affirmative covenants, negative covenants and customary events of default as the Borrower’s existing senior secured Term Loan B due in 2030.
This description of the Credit Agreement Amendment is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, which is filed as Exhibit 10.1 to this Report.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosures under Item 1.01 of this Report are incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
On December 13, 2024, the Company issued a press release announcing the closing of the Incremental Term B Loans and the Repurchase, as further described in Items 1.01 and 8.01 of this Report. A copy of the press release is furnished as Exhibit 99.1 to this Report and is incorporated herein by reference.
The information under this Item 7.01 and in Exhibit 99.1 to this Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information under this Item 7.01 and in Exhibit 99.1 to this Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.
Item 8.01. Other Events.
On December 13, 2024, the Company closed the Repurchase, pursuant to which the Company repurchased $1.0 billion in aggregate purchase price of shares of Common Stock from Rubric.
The Repurchase was priced at a 4% discount to a 15-day volume weighted-average price of the Common Stock prior to the closing of the Repurchase, resulting in the repurchase of 4,893,507 total shares of Common Stock at a price of $204.35 per share. Following the Repurchase, 45,961,910 shares of Common Stock remain outstanding.
Common Stock repurchased using the proceeds from the Incremental Term B Loans was incremental to the Company’s previously announced share repurchase program (the “Repurchase Program”). The additional shares repurchased with $150 million of cash on hand used capacity under the Repurchase Program, leaving approximately $1.08 billion of remaining capacity available under the Repurchase Program through 2026.
This description of the Repurchase is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the repurchase agreement with Rubric, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
10.1
Amendment No. 3 to the Credit Agreement, dated as of December 13, 2024, among Talen Energy Supply, LLC, as borrower, the subsidiary guarantors party thereto, the lenders party thereto and Citibank N.A., as administrative agent and collateral agent.

99.1	Press Release dated December 13, 2024.
104	Cover Page Interactive Data File (cover page XBRL tags embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEN ENERGY CORPORATION
Date:	December 13, 2024	By:	/s/ Terry L. Nutt
		Name:	Terry L. Nutt
		Title:	Chief Financial Officer
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